Exhibit 99.1

WAUSAU PAPER REPORTS

SECOND-QUARTER 2015 RESULTS

Adjusted EBITDA of $14.5 million – Above Prior Guidance

MOSINEE, WI – August 6, 2015 – Wausau Paper (NYSE:WPP) today announced financial and operating results for the three- and six-month period ended June 30, 2015.

Second-Quarter Highlights

Financial Results

•

Second-quarter adjusted EBITDA from continuing operations in 2015 was $14.5 million compared with adjusted EBITDA of $9.9 million in 2014. Second quarter 2015 adjusted EBITDA exceeded the Company’s previous guidance range of $13 to $14 million.

•

On a reported basis, net earnings from continuing operations were $2.5 million, or $0.05 per share, in the second quarter of 2015 compared with a prior-year second-quarter net loss from continuing operations of $3.7 million, or $0.07 per share.

Case Volume Growth

•

Second-quarter case shipment volume increased 2 percent in 2015 compared with the same period in 2014, resulting in a second-quarter shipment record of approximately 4.4 million cases for the Company.

•

Strategic product shipments - those products sold in conjunction with proprietary dispensing systems or produced from premium substrates - comprised slightly more than 49 percent of the Company’s sales for the second quarter of 2015 and similar to the strategic product shipment mix in the prior-year quarterly period. The improved margin quality of both strategic and support products shipped in 2015 contributed to a 5 percentage point improvement in adjusted EBITDA margin of 16 percent as compared with 11.1 percent for the second quarter of 2014.

Michael C. Burandt, CEO, commented, “Our second quarter results reflect the continuing above-market demand growth for our premium DublNature® and Artisan™ products lines, the positive market response to our differentiated product portfolio, and the benefits from the significant number of Margin Enhancement Initiative (MEI) projects that are evidenced by ongoing improvement in operating performance, as well as, increased cash generation. We are very pleased with the pace of growth of our premium products and the contributions of our entire team toward improving our operating platform."

Third-Quarter 2015 Outlook

Commenting on the third quarter, Mr. Burandt, said, “Our teams remain focused on furthering the significant performance benefits we are realizing from MEI in the second half of the year. We are pleased with the market’s favorable response to our premium products and the resulting improvement in our strategic mix.

“Although costs of production have improved through the first half of 2015, we maintain our prior forecast for modest cost pressure related to wastepaper pricing through the balance of the year. As a result we currently expect third quarter adjusted EBITDA of $17 million to $18 million,” Mr. Burandt concluded.

2015 Second-Quarter and First-Half 2015 Results

Continuing Operations

The following second-quarter and six-month discussion, as well as the financial highlights and other information summarized in the preceding discussion, contain comparisons of financial elements including EBITDA, EBITDA margin, adjusted EBITDA, adjusted EBITDA margin, adjusted net earnings (loss) and adjusted net earnings (loss) per share. These financial elements are not measurements of our performance under generally accepted accounting principles (GAAP) and should not be considered an alternative to net earnings (loss) or any other performance measures derived in accordance with GAAP. Additionally, the non-GAAP measures presented may not be the same as similar measures used by other companies. The Company believes that the presentation of select non-GAAP measures provides a useful analysis of ongoing operating trends. Please refer to the attached Reconciliation of Non-GAAP Financial Measures.

Second-quarter net sales for 2015 were $90.9 million, an increase of approximately 2 percent compared to $89.2 million in the second quarter of 2014. On a year-to-date basis, net sales rose approximately 5 percent to $175.1 million compared to $166.7 million in 2014. Higher net sales in both the quarter and year-to-date periods, were driven primarily by case shipment volume growth of 2 percent and more than 4 percent, respectively. Average net selling price for the comparable quarterly and first-half periods was relatively flat as actual selling price improvement was largely offset by the unfavorable impact of the Canadian exchange rate.

The following table provides a reconciliation of EBITDA(1) to adjusted EBITDA for both the three- and six-month periods ended June 30:

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2015	2014	2015	2014
EBITDA	$18.0	$6.8	$32.0	$12.4
Expense related to change in control provisions		1.4		1.4
Expense related to severance benefit of former CEO		1.6		1.6
Credit for contract at former manufacturing facility	(3.5)		(7.4)
Adjusted EBITDA	$14.5	$9.9	$24.6	$15.5

Adjusted EBITDA margin	16.0%	11.1%	14.1%	9.3%

Note: Totals may not foot due to rounding differences

(1)

 See also the attached reconciliation of Non-GAAP Financial Measures to the most directly comparable GAAP measure.

Year-over-year improvements in adjusted EBITDA and adjusted EBITDA margins in both the second quarter and first half periods of 2015 were driven by the improved quality of mix and volume of products sold, as well as continued operational improvement. These positive factors were partially offset by pre-tax costs of approximately $1.2 million as a result of planned, routine maintenance outages that occurred at both our Kentucky and Ohio, facilities in the second quarter of 2015.

Excluding the after-tax impact of the special items previously mentioned, second quarter 2015 adjusted net earnings were $0.2 million, or $0.00 per share, compared to an adjusted net loss of $1.8 million, or $0.04 per share, in the second quarter of 2014. On a reported basis, second quarter net earnings were $2.5 million, or $0.05 per share, in 2015 compared to a net loss of $3.7 million, or $0.07 per share, in the year-ago period.

The first half of 2015 and 2014, excluding special items previously mentioned, resulted in adjusted net losses of $2.0 million, or $0.04 per share, and $6.2 million, or $0.12 per share, respectively. On a reported basis, net earnings for the first half of 2015 were $2.7 million, or $0.05 per share, compared to a net loss of $8.2 million, or $0.16 per share, for the first six months of 2014.

CONFERENCE CALL

Wausau Paper’s second-quarter conference call is scheduled for 9:00 a.m. Central - 10:00 a.m. Eastern on August 6, 2015, and can be accessed through the Investor section of the Company’s website at www.wausaupaper.com. A replay of the webcast will be available at the same site through August 13.

About Wausau Paper:

Wausau Paper produces and markets a complete line of away-from-home towel and tissue products, as well as soap and dispensing systems. The Company is listed on the NYSE under the symbol WPP. To learn more about Wausau Paper visit wausaupaper.com.

Safe Harbor under the Private Securities Litigation Reform Act of 1995:

The matters discussed in this news release concerning the Company’s future performance or anticipated financial results are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in these statements.  Among other things, these risks and uncertainties include the strength of the economy and demand for paper products, increases in raw material and energy prices, manufacturing problems at Company facilities, and other risks and assumptions described under “Information Concerning Forward-Looking Statements” in Item 7 and in Item 1A of the Company’s Form 10-K for the year ended December 31, 2014.  The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

# # #

INVESTOR AND MEDIA CONTACT:

Perry Grueber

Director Investor Relations

Email:   pgrueber@wausaupaper.com

Phone: 715.692.2056

Wausau Paper Corp.

Quarter Ended June 30, 2015

(in thousands, except per share amounts)
Condensed Consolidated Statements	Three Months		Six Months
of Operations (Unaudited) (Note 1)	Ended June 30,		Ended June 30,
	2015	2014	2015	2014

Net sales	$90,894	$89,214	$175,075	$166,721
Cost of sales	73,488	77,654	144,788	146,952
Gross profit	17,406	11,560	30,287	19,769
Selling & administrative expenses	9,745	15,058	19,103	27,925
Operating profit (loss)	7,661	(3,498)	11,184	(8,156)
Interest expense	(3,272)	(2,411)	(6,516)	(4,579)
Other (expense) earnings, net	(15)	(20)	(14)	3
Earnings (loss) from continuing operations before income taxes	4,374	(5,929)	4,654	(12,732)
Provision (credit) for income taxes	1,921	(2,208)	1,997	(4,565)
Earnings (loss) from continuing operations	2,453	(3,721)	2,657	(8,167)
Loss from discontinued operations, net of taxes	(362)	(107)	(124)	(561)
Net earnings (loss)	$ 2,091	$(3,828)	$ 2,533	$ (8,728)

Net earnings (loss) per share (basic and diluted):
Continuing operations	$0.05	$(0.07)	$0.05	$(0.16)
Discontinued operations	(0.01)	(0.00)	(0.00)	(0.01)
Net earnings (loss) per share*	$0.04	$(0.08)	$0.05	$(0.17)

Weighted average shares outstanding-basic	50,374	50,021	50,387	49,930
Weighted average shares outstanding-diluted	50,407	50,021	50,422	49,930

* Totals may not foot due to rounding differences.

Condensed Consolidated Balance Sheets (Unaudited) (Note 1)	June 30,	December 31,
	2015	2014

Current assets	$ 74,554	$ 72,489
Property, plant, and equipment, net	279,887	289,840
Other assets	96,392	100,483
Assets of discontinued operations	1,029	1,050
Total Assets	$451,862	$463,862

Current liabilities	$ 62,798	$ 70,140
Long-term debt	173,369	170,868
Other liabilities	85,033	92,551
Liabilities of discontinued operations	2,721	2,791
Stockholders' equity	127,941	127,512
Total Liabilities and Stockholders' Equity	$451,862	$463,862

Condensed Consolidated Statements of Cash Flows (Unaudited) (Note 1)	Six Months
	Ended June 30,
	2015	2014
Cash flows from operating activities:
Net earnings (loss)	$ 2,533	$ (8,728)
Provision for depreciation, depletion, and amortization	20,829	20,595
(Gain) loss on sale of assets	(819)	119
Deferred income taxes	2,059	(5,052)
Other non-cash items	1,541	2,349
Changes in operating assets and liabilities:
Receivables	(2,465)	5,564
Inventories	1,543	272
Other assets	(8,156)	(10,909)
Accounts payable and other	(12,647)	(9,892)
Net cash provided by (used in) operating activities	4,418	(5,682)

Cash flows from investing activities:
Capital expenditures	(3,924)	(8,982)
Proceeds from sale of assets	1,002	2,690
Net cash used in investing activities	(2,922)	(6,292)

Cash flows from financing activities:
Borrowings under credit agreements	11,500	–
Payments under credit agreements	(9,291)	–
Proceeds from stock option exercises	–	1,450
Dividends paid	(3,002)	(2,982)
Net cash used in financing activities	(793)	(1,532)

Net increase (decrease) in cash and cash equivalents	703	(13,506)
Cash and cash equivalents beginning of period	2,675	19,594

Cash and cash equivalents, end of period	$ 3,378	$ 6,088

Note 1.  Basis of Presentation – Balance sheet amounts at June 30, 2015, are unaudited.  The December 31, 2014, balance sheet amounts are derived from audited financial statements.  The statements of cash flows for six months ended June 30, 2015 and June 30, 2014 are unaudited and have not been adjusted to separately disclose cash flows related to discontinued operations.  See Note 3 for additional discussion of Discontinued Operations.

Note 2.  Non-recurring Items, Included Within Selling and Administrative Expenses of Continuing Operations, Net of Tax – In the three and six months ended June 30, 2015, we realized credits of $2.2 million, and $4.7 million, respectively, associated with a rate adjustment and capacity release on a contract obligation for a former manufacturing facility. During the three and six months ended June 30, 2014, the Company recognized expenses of approximately $1.1 million related to severance benefits for its former chief executive officer. In addition, on June 19, 2014, effective with the departure of two members of its Board of Directors, a change in control event as defined within provisions of the equity compensation plans and related grants occurred resulting in the satisfaction of conditions to vesting under certain awards and recognitions of approximately $1.0 million of expense.

Note 3.  Discontinued Operations, Net of Tax – We determined that the sale of the specialty paper business and closure of the Brainerd mill met the criteria for discontinued operations presentation as established in Accounting Standards Codification Subtopic 205-20, "Discontinued Operations." The results of operations of the specialty paper business and Brainerd mill have been reported as discontinued operations in the Condensed Consolidated Statements of Operations for all periods presented.  The corresponding assets and liabilities of the discontinued operations have been reclassified in accordance with authoritative literature on discontinued operations for all periods presented.

Discontinued operations expenses related to severance and benefits, contract termination costs, and other associated closure costs for the three months ended June 30, 2015, and June 30, 2014, totaled $0.4 million and $0.1 million, respectively.  For the six months ended June 30, 2015 and June 30, 2014, these expenses were $0.7 million and $0.6 million, respectively.  No significant additional closure charges are anticipated.  In June 2014, we sold a portion of the group of held for sale assets associated with Brainerd and realized proceeds on the sale of $2.6 million.  There was no gain or loss recognized on the sale of the assets during the three or six months ended June 30,2014.

During the six months ended June 30, 2015, land assets of the specialty paper business of less than $0.1 million, excluded from the June 2013 transaction, were sold. During the three months ended June 30, 2015 we recognized a gain of $0.1 million and generated proceeds of $0.1 million on these transactions. During the six months ended June 30, 2015 we recognized a gain of $0.6 million and generated proceeds of $0.9 million on these transactions.  There were no similar transactions for the three or six months ended June 30, 2014. No significant additional sales are anticipated.

Note 4.  Supplemental Information for Continuing Operations

(In thousands, except ton data)	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2015	2014	2015	2014

Depreciation and amortization (unaudited)	$10,388	$10,306	$20,829	$20,595

Tons sold (unaudited)	45,012	46,524	87,999	88,078

Cases shipped (unaudited)	4,425	4,336	8,546	8,190

Note 5.

Reconciliation of Non-GAAP Financial Measures (unaudited):

The following tables set forth certain non-U.S. generally accepted accounting principles (“GAAP”) financial metrics.  Management believes that the financial metrics presented are frequently used by investors and provide a useful analysis of ongoing operating trends.  These metrics are presented as a complement to enhance the understanding of operating  results but are not a substitute for GAAP results.  The totals in the tables may not foot due to rounding differences.

	Three Months Ended	Three Months Ended
	June 30, 2015	June 30, 2014
(in thousands)	Consolidated	Consolidated

Net earnings (loss)	$ 2,091	$ (3,828)
Loss from discontinued operations, net of tax	362	107
Provision (credit) for income taxes	1,921	(2,208)
Interest expense and other, net	3,287	2,431
Operating profit (loss)	7,661	(3,498)
Depreciation, depletion, and amortization	10,388	10,306
EBITDA	$18,049	$ 6,808

Net sales	$ 90,894	$89,214
EBITDA margin	19.9%	7.6%

EBITDA	$18,049	$6,808
Expense related to change in control provisions	–	1,432
Expense related to severance benefit of former CEO	–	1,642
Credit for contract at former manufacturing facility	(3,524)	–
Adjusted EBITDA	$14,525	$ 9,882

Net sales	$90,894	$89,214
Adjusted EBITDA margin	16.0%	11.1%

Adjusted EBITDA	$14,525	$ 9,882
Depreciation, depletion, and amortization	10,388	10,306
Adjusted operating profit (loss)	$ 4,137	$ (424)

	Six Months Ended	Six Months Ended
	June 30, 2015	June 30, 2014
(in thousands)	Consolidated	Consolidated

Net earnings (loss)	$ 2,533	$ (8,728)
Loss from discontinued operations, net of tax	124	561
Provision (credit) for income taxes	1,997	(4,565)
Interest expense and other, net	6,530	4,576
Operating profit (loss)	11,184	(8,156)
Depreciation, depletion, and amortization	20,829	20,595
EBITDA	$ 32,013	$ 12,439

Net sales	$175,075	$166,721
EBITDA margin	18.3%	7.5%

EBITDA	$ 32,013	$ 12,439
Expense related to change in control provisions	–	1,432
Expense related to severance benefit of former CEO	–	1,642
Credit for contract at former manufacturing facility	(7,403)	–
Adjusted EBITDA	$ 24,610	$ 15,513

Net sales	$175,075	$166,721
Adjusted EBITDA margin	14.1%	9.3%

Adjusted EBITDA	$ 24,610	$ 15,513
Depreciation, depletion, and amortization	20,829	20,595
Adjusted operating profit (loss)	$ 3,781	$ (5,082)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in thousands)	2015	2014	2015	2014

Net earnings (loss)	$2,091	$(3,828)	$2,533	$(8,728)
Loss from discontinued operations, net of taxes	362	107	124	561
Expense related to change in control provisions, net of tax	–	916	–	916
Expense related to severance benefit of former CEO, net of tax	–	1,051	–	1,051
Credit for contract at former manufacturing facility, net of tax	(2,220)	–	(4,664)	–
Adjusted net earnings (loss)	$ 233	$(1,754)	$(2,007)	$(6,200)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(all amounts in dollars per diluted share)	2015	2014	2015	2014

Net earnings (loss) per share	$ 0.04	$(0.08)	$ 0.05	$(0.17)
Loss from discontinued operations, net of taxes	0.01	0.00	0.00	0.01
Expense related to change in control provisions, net of tax	–	0.02	–	0.02
Expense related to severance benefit of former CEO, net of tax	–	0.02	–	0.02
Credit for contract at former manufacturing facility, net of tax	(0.04)	–	(0.09)	–
Adjusted net earnings (loss) per share	$ 0.00	$(0.04)	$(0.04)	$(0.12)